Exhibit 23.3



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Pope Resources, a Delaware Limited Partnership, and subsidiaries on Form S-8 of our report dated February 22, 2002, appearing in the Annual Report on Form 10-K of Pope Resources, a Delaware Limited Partnership, and subsidiaries for the year ended December 31, 2003.




/s/Deloitte & Touche LLP

Seattle, Washington
April 22, 2004